Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-234307) on Form S-8 of our reports dated March 24, 2026, with respect to the consolidated financial statements of Millicom International Cellular S.A. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Miami, Florida
March 24, 2026